UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

March 21, 2016
Date of Report (date of earliest event reported)

GIGOPTIX, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-35520	26-2439072
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

130 Baytech Drive
San Jose, CA 95134
(Address of principal executive offices)

(408) 522-3100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 21, 2016, GigOptix, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Agreement”) with Pudong Science and Technology Investment (Cayman) Co., Ltd., an affiliate of Shanghai Pudong Science and Technology Investment Co., Ltd. (collectively, “PDSTI”), pursuant to which PDSTI will purchase approximately $5 million of the Company’s common stock.  Under the Agreement, on the settlement date for the issuance, the Company will issue 1,754,385 shares of the Company’s common stock (the “Shares”) to PDSTI in a private placement at a purchase price of $2.85 per Share.

The closing and settlement of the issuance of the Shares is scheduled to occur on March 24, 2016, subject to customary closing conditions. Following their issuance, the Shares will represent approximately 3.77% of the Company’s outstanding shares of common stock.

The Company plans to use the net proceeds from the sale of the Shares for working capital and general corporate purposes, and may use a portion to acquire or invest in entities, technologies, products or services that complement the Company’s business.

Pursuant to the Agreement, the Company has agreed to provide registration rights to PDSTI in respect of the Shares customary for this type of private placement. Specifically, the Company has agreed to file a registration statement on Form S-3 (or other registration statement, if the Company is not then eligible to use Form S-3) and to use its commercially reasonable best efforts to cause such registration statement to be filed on or before May 23, 2016, the date that is thirty five days after April 18, 2016, the anticipated release date for the Company’s earnings release in respect of the first quarter of 2016 (the “Earnings Release Date”). The Company may not include any other securities on the registration statement applicable to the Shares.

To the extent that such registration statement has not been declared effective by the Securities and Exchange Commission on or before July 7, 2016, the date that is eighty days after the Earnings Release Date, the Company will pay to PDSTI, as liquidated damages, 0.4% of the aggregate purchase price on a monthly, pro-rated basis, until the registration statement has been declared effective. Interest on these liquidated damages will accrue at the rate of 1.0% per month until paid in full. The Company has agreed to keep the registration statement effective until all Shares have been sold by PDSTI or may be sold without restriction under Rule 144, promulgated under the Securities Act of 1933, as amended. PDSTI has agreed that it will not sell any Shares until the registration statement has been declared effective or until six months have passed since the closing the issuance, as required for transfers under Rule 144.

In the event that any U.S. governmental body or agency takes any action or issues any order that would prevent PDSTI from holding the Shares or invalidates the Company’s issuance of the Shares to PDSTI, the Company has agreed to return PDSTI’s full purchase price, plus 0.4% interest on the purchase price (accruing monthly until paid in full), and to reimburse PDSTI’s expenses in connection with negotiating the private placement, up to $15,000.

The Shares will be issued in reliance upon the exemptions from registration under the Securities Act of 1933, as amended, provided by Section 4(a)(2) and Rule 506 of Regulation D promulgated thereunder. At closing, the Shares will be issued directly by the Company and will not involve a public offering or general solicitation. PDSTI is an “accredited investor” as that term is defined in Rule 501 of Regulation D and has certified that it will acquire the Shares for investment only and not with a present view toward, or for resale in connection with, the public sale or distribution thereof.

The Agreement and related documentation were negotiated fully by the parties taking into account, among other things, the quantity of Shares, the price, recent volatility in the quoted public trading price for the Company, the certainty and promptness of closing, and other terms and conditions. The Agreement contains customary representations, warranties and agreements by the Company and PDSTI, customary conditions to closing, indemnification obligations of the Company and PDSTI, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Agreement and Cowen and Company as placement agent, and may be subject to limitations agreed upon by the contracting parties.

A copy of the Agreement is filed as Exhibit 10.1 to this current report on Form 8-K and is incorporated by reference herein.  The foregoing description of the terms of the Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement.  The foregoing description of the terms of the Agreement is only a summary of the material terms of the Agreement, does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Item 8.01	Other Events.

On March 22, 2016, the Company issued a press release announcing the entry into the Agreement with PDSTI to issue the Shares. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1	Securities Purchase Agreement, by and between GigOptix, Inc. and Pudong Science and Technology Investment (Cayman) Co., Ltd., dated March 21, 2016.

Exhibit 99.1	Press Release of GigOptix, Inc. March 22, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GIGOPTIX, INC.

By:	/s/ Dr. Avi Katz
Name:	Dr. Avi Katz
Title:	Chief Executive Officer

Date: March 22, 2016

EXHIBIT INDEX

Exhibit Number	Description

10.1	Securities Purchase Agreement, by and between GigOptix, Inc. and Pudong Science and Technology Investment (Cayman) Co., Ltd., dated March 21, 2016.

99.1	Press Release of GigOptix, Inc. March 22, 2016.